Exhibit 99.1

Deltic Timber Announces Appointment of John D. Enlow as President and Chief Executive Officer

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL), a vertically integrated natural resources company, today announced that John D. Enlow has been appointed President and Chief Executive Officer, effective March 8, 2017. A seasoned forest resources executive, Mr. Enlow joins Deltic having most recently served as Vice President, Real Estate and Southern Timberlands at Weyerhaeuser, from 2014 to 2016, after serving over 16 years in roles of increasing responsibility at Rayonier Inc.

“We are pleased to welcome a proven leader of John’s caliber and experience to the Deltic team,” said Robert C. Nolan, Chairman of the Board. “John’s broad industry expertise in forestry, real estate development, finance and operations will be invaluable as the Company continues to capitalize on momentum in the housing and wood products markets. Deltic has a strong foundation in place and we are confident that, under John’s leadership, Deltic will continue to deliver high quality products, achieve strong financial and operational performance and enhance shareholder value.”

Mr. Nolan continued, “We also want to thank Mark Leland for stepping in to lead the Company on an interim basis while the Board conducted its search process.”

“I am honored to join the talented team at Deltic and am excited about the opportunities that lie ahead for the Company,” said Mr. Enlow. “Deltic has an outstanding asset base and strong manufacturing operations. I look forward to working closely with the Board and other members of the management team to set and execute the Company’s strategy and continue creating value for all of Deltic’s shareholders.”

About John D. Enlow

Mr. Enlow brings more than 25 years of experience in the forest resources industry to Deltic. He most recently served as Vice President, Real Estate and Southern Timberlands at Weyerhaeuser, where he was responsible for setting business strategy, developing talent and overseeing forest operations as well as real estate sales, development and strategic acquisitions. Previously, Mr. Enlow served as director of the Atlantic and Northern timberlands regions at Rayonier Inc. Prior to those roles, he served in various roles across Rayonier Inc. including Manager Business Development, Procurement Operations Manager-East Area, Chip Procurement Manager and Manager Operations Analysis. Before joining Rayonier, Mr. Enlow held roles in sales, finance and forestry at Union Camp Corporation. Mr. Enlow holds a Bachelor of Science degree from Mississippi State University and an MBA from Brenau University. He also is a graduate of Wharton’s Executive Strategy program and serves on the Board of Directors of the Georgia Forestry Association & Wood Supply Research Institute and Forest Resources Association.

Forward-Looking Statements

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing and volumes produced, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:       Deltic Investor Relations

(870) 881-6432

ir@deltic.com

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